MANUFACTURING AGREEMENT

THIS  MANUFACTURING  AGREEMENT   ("Agreement")  is  made  and  effective  as  of
  June 21, 2000   , by and between Ives Formulation Co., an Oklahoma corporation
------------------
("Ives Formulation Co."), and Vitamineralherb.com, Inc., a Nevada Corporation ("Customer") with reference to the following facts:

1. Customer intends to market directly or through its licensees ("Licensees") vitamin, mineral and nutritional supplement products and alternative health products to buyers such as medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, school and other fundraising programs, and other similar types of buyers ("Buyer(s)") via the Internet, offering the Buyers the ability to individualize or "private label" such products;

2. Ives Formulation Co. is in the business of manufacturing and producing vitamin, mineral, and nutritional supplement products and alternative health products (the "Products") and has the capability of "private labeling" the Products;

3. The parties desire to define and establish their respective rights, duties and interests regarding the Products formulated and/or manufactured by Ives Formulation Co. for Customer and its Licensees.

NOW THEREFORE, in consideration of the mutual promises, warranties and covenants herein contained, the parties hereby agree as follows:


1.   Scope of Agreement.  This  Agreement shall govern all Products manufactured
     -------------------
     by Ives Formulation Co. for, or sold by Ives Formulation Co. to, Customer or its Licensees.


2.   Products  and  Pricing.
     -----------------------

          IVES FORMULATION CO.'S STANDARD PRODUCTS. Customer and its Licensees may purchase from Ives Formulation Co. certain Products from Ives Formulation Co.'s standard product line, as defined by Ives FormuLation Co. ("Standard Ives Formulation Co. Products"). Ives Formulation Co. shall manufacture, package, label and prepare Standard Ives Formulation Co. Products for shipment in accordance with all federal and state laws, rules and regulations, and industry standards. Pricing for Standard Ives Formulation Co. Products shall be in accordance with pricing schedules provided to Customer by Ives Formulation Co., which may be changed from time to time. Ives Formulation Co. may vary the unit cost for Srandard Ives Formulation Co. Products to provide discounts for larger volume purchases. Ives Formulation Co. shall provide

     Customer with updates to its prices, which shall be implemented by Customer within 24 hours of receipt from Ives Formulation Co. Ives Formulation Co. shall honor the prices quoted on Customer's website, so long as such quotes are in accordance with those provided by Ives Formulation Co.

          CUSTOM PRODUCTS. Customer and its Licensees may also order from Ives Formulation Co. Products custom-manufactured to Customer's or Licensee's specifications ("Custom Products"). Ives Formulation Co. shall manufacture, package, label and prepare Custom Products for shipment in accordance with Customer's written specifications, which shall be provided to Ives
     Formulation Co. in a form substantially similar to Exhibit A of this Agreement. Pricing for Custom Products shall be as determined by Ives Formulation Co. Ives Formulation Co. may vary the unit cost for Custom Products to provide discounts for larger volume purchases.

          JOINT FORMULA PRODUCTS. Customer or its Licensees and Ives Formulation Co. may also jointly create formulas for products ("Joint Formula Products"). Ives Formulation Co. shall manufacture, package, label and prepare Joint Formula Products for shipment in accordance with all federal and state laws, rules and regulations, industry standards, and the parties' agreed upon specifications. Pricing for Joint Formula Products shall be as determined by Ives Formulation Co. Ives Formulation Co. may vary the unit cost for Joint Formula Products to provide discounts for larger volume purchases.

          PRIVATE LABEL PRODUCTS. Customer and its Licensees may purchase from Ives Formulation Co. products that have labels customized for the Customer or its Licensees ("Private Label Products"). Ives Formulation Co. shall affix to Private Label Products labels furnished by Customer or its Licensees which are consistent with Ives Formulation Co.'s labeling equipment and meet all federal and/or state labeling requirements for the Private Label Products ordered, or shall assist Customer or its Licensees in preparing the technical portion of the customized labels. Pricing for Private Label Products shalt be as determined by Ives Formulation Co. In no event shall Ives Formulation Co.'s name appear on Customer's label, unless Ives Formulation Co. has consented thereto in writing.

3.   Orders and Payments.  Orders shall be e-mailed to Ives  Formulation  Co. by
     -------------------
     Customer's web master daily. There shall be no purchase quantity requirements for Customer, its Licensees or Buyers with respect to the Standard Ives Formulation Co. Products. All orders for Standard Ives Formulation Co. Products shall be prepaid including shipping and handling charges by wire transfer to Ives Formulation Co.'s bank in full at the time of order placement. Customer's web master will fax confirmation of wire transfer upon placement of order. Buyers must furnish the state tax numbers or other evidence of sales tax exempt status prior to shipment of orders. There shall be a 1,000 bottle purchase quantity requirement for Customer, its Licensees or Buyers with respect to Custom Products, Joint Formula Products and Private Label Products. Fifty percent (50%) of all order for Custom Products, Joint Formula Products and Private Label Products shall be paid upon submission of a purchase order. The remaining fifty percent (50%) shall be due upon completion of manufacturing.


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4.   Shipping.  Shipping  shall be by UPS ground unless Buyer  requests and pays
     --------
     for overnight shipping by UPS. Customer will be responsible for charging Buyer shipping and handling fees for payment to Ives Formulation Co. according to the fee schedule provided by Ives Formulation Co. and updated from time to time. Ives Formulation Co shall ship all orders for Standard Ives Formulation Co. Products which are in stock within seventy-two (72) hours of receipt of the order. Custom Products, Joint Formula Products and Private Label Products shal be shipped on a timely basis, but not later than six weeks from acceptance of the purchase order.

5.   Rights  in  Formulas.
     --------------------

     (a)  Standard Ives Formulation Co. Products.  Ives  Formulation  Co.  shall
     -------------------------------------------
     own the formula  for  all  Standard  Ives  Formulation  Co.  Products.

     (b) Custom  Products.  Customer shall own the formula for Custom  Products.
     --------------------
     Ives Formulation Co. agrees not to manufacture products for other Customers using any Custom Products formula during the period in which Customer is ordering such Custom Product and for so long as Customer continues to sell such Custom Products.

     (c) Joint Formulas. If Ives Formulation Co. and Customer or Licensee create
     ------------------
     a Joint Formula Product, then such Joint Formula will be jointly owned by the parties. Ives Formulation Co. agrees not to manufacture products for other customers using the Joint Formula during the period in which Customer is ordering products containing the Joint Formula from Ives Formulation Co. Customer and its Licensees agree not to retain a third party to manufacture products containing the Joint Formula(s). In the event that Customer fails to order a specific Joint Formula Product for a period of 3 months, Ives Formulation Co. shall be free to sell products containing the Joint Formula to other customers.

6.   Warranties  and  Indemnification.  Ives  Formulation  Co. warrants that all
     --------------------------------
     Standard Ives Formulation Co. Products and Joint Formula Products shall be fit for the purpose for which produced and shall be in full and complete compliance with local, state and federal laws applicable thereto. Ives Formulation Co. warrants that all Custom Products shall be manufactured in accordance with Customer's specifications. Ives Formulation Co. warrants that the technical information on all non-Private Label Products shall be correctly and accurately described on each label affixed thereto and in full and complete compliance with all local, state and federal laws applicable thereto. Ives Formulation Co. warrants, covenants and certifies that its manufacturing facility complies with applicable federal. state, city, county and municipal laws, rules, regulations, ordinances, and codes in all material respects. Ives Formulation Co. hereby agrees to indemnify, hold harmless and defend Customer, its Licensees, Buyers, affiliates, directors, officers, agents and representatives from and against any loss, claim, and expense (including attorneys' fees and costs, and costs of a recall of Product) incurred or suffered as a consequence of Ives Formulation Co.'s breach of its product warranties as set forth herein.

7.   Trade  Secrets.  Ives  Formulation  Co.  and  Customer  are  the  owners of
     --------------
     certain products, technology, information, customer lists services, processes, financial information, pending or prospective transactions, proposals, operating and marketing plans and procedures, designs, product formulas, specifications, manufacturing methods, ideas, prototypes, software, patent, trademark and copyright applications or registrations and other similar data relating to each party's business which data is not publicly known and derives economic value from not being publicly known (collectively "Trade Secrets"). Each party agrees that it will not use or disclose to third parties any Trade Secret it receives from the other, except as may be contemplated by this Agreement. Each party agrees that it will take all reasonable precautions to assure that no Trade Secret is conveyed to any officer, employee, agent, manufacturer or other third party who does not have a need to know such Trade Secret. The obligations created by this Section 7 shall survive the termination of this Agreement or any business relationship between the parties. Any Trade Secret contained in any writing will be returned to the other party promptly upon written request, together with any reproductions thereof.


8.   Term  of  Agreement;  Breach  of  Agreement.
     -------------------------------------------

     TERM. This Agreement shall continue for three years, and may be renewed by Customer for an additional three-year term, unless the Agreement shall be terminated for cause, as hereinafter defined.

     BREACH. In the event of a material breach of this Agreement, the non-breaching party may provide written notice of such breach to the breaching party. Upon receipt. the breaching party shall have thirty (30) days to correct such breach, after which the termination shall be effective if not so corrected. In the event of termination by Customer prior to delivery of Product for which a purchase order has been submitted, Customer shall reimburse Ives Formulation Co. for the cost of all raw materials, work in process and costs of returning any Customer boxes and labels. In no event shall reimbursement of these amounts limit Ives Formulation Co.'s legal right to seek compensation for the amount of its profit or any other damages accrued under any canceled purchase order. In no event shall Ives Formulation Co. be required to accept or deliver product under any purchase order if Customer has failed to timely pay the outstanding balance due on any previous purchase order. Failure to so perform shall not be deemed a breach of this Agreement by Ives Formulation Co.

     OTHER TERMINATION FOR CAUSC. In the event that Customer shall file a voluntary petition in bankruptcy or for reorganization of indebtedness, or that Customer should, for a period of more than ninety (90) days, be the subject of any involuntary bankruprcy proceeding or receivership over all or substantially all of Customer's assets, or that any Officer or Director of Customer should be found guilty of a felony or crime involving moral turpitude, then Ives Formulation Co. may immediately, upon delivery of written notice to Customer, terminate this Agreement.

     Upon termination, Ives Formulation Co. agrees that Customer's Licensees may buy Products directly from Ives Formulation Co.

9.   Assignability.  This  Agreement  may not be  assigned  without  the written
     -------------
     consent of the other party provided that this Agreement may be assigned without consent to an entity acquiring all or substantially all of the assets of either party; and provided further, it is understood by the parties that Customer intends to sell rights to certain territories to other entities, and Ives Formulation Co. acknowledges that such sales of territories shall not be construed as an assignment of the rights under the Agreement.

10.  Insurance.  During the term of this Agreement,  Ives Formulation Co. agrees
     ---------
     to maintain, at its expense, product liability insurance of not less than one million dollars ($1,000,000). Customer may request evidence of insurance at any time.

11.  Governing Law; Dispute Resolution.  This Agreement shall be governed by and
     ---------------------------------
     construed in accordance with the laws of the State of California. Any dispute arising under this Agreement shall be resolved pursuant to the terms of the Dispute Resolution Agreement attached hereto as Exhibit B.

12.  Miscellaneous  Provisions.  This Agreement constitutes the entire Agreement
     -------------------------
     between the parties and supersedes any prior or contemporaneous agreements, oral or written. This Agreement may only be amended by a writing signed by both parties. Any notice required or permitted to be given under this Agreement shall be in writing and sent by telecopy, personal delivery or certified mail, return receipt requested, as follows:

          If to Ives Formulation Co.:     Mr. Dennis Stulak, COO
                                          5660  Eastgate  Drive
                                          San  Diego,  CA  92121
                                          Fax:  (858) 554-1420


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
          If  to  Customer:               Mr. David Mortenson, CEO
                                          Vitamineralherb.com, Inc.
                                          P.O.  Box  5034
                                          Alvin,  TX  77512-5034
                                          Fax:  (281)  331-9442

Notice shall be deemed effective upon receipt if made by confirmed telecopy, personal delivery or 48 hours after deposit in the United States mail with the required postage.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Ives  Formulation  Co.,  an  Oklahoma  corporation


By:  /s/  Dennis  Stulak
   ---------------------
   Dcnnis  Stulak,  COO

Vitamineralherb.com, Inc., a Nevada Corporation


By:  /s/  David  R.  Mortenson
   ---------------------------
    David R Mortenson, President

                                    EXHIBIT A
                             PRODUCT SPECIFICATIONS

    In the event of any inconsistency between the terms of customer 's purchase order and this Product Specification Sheet, this Sheet and the terms of the
                     Manufacturing Agreement shall control.

Short  Product  Name:

Product Ingredients and Amounts:

Other Product Specifications:
Color:                   Tablet  Type:                  Consistency:
Weight:                  Bottle Size/Color:             Tablet count per bottle:
Cotton Insert:           Bottle Seal:                   Shrink Wrap Neck Band:
Silicon Pack:            Other specifications:

Microbiological content: Customer to specify any requirement, if none specified, product will be manufactured to industry standards. Microbiological content specifications:

Labels:  Labels  and/or  boxes  to  provided  by  Customer  [identify  size]:

Labels/Boxes  to  be  received  by  [date]:

Master  Pack/Wrapping/Palleting  Requirements:

Ship  to  Address:

Order  Quantity:  (minimum  1,000  bottles):

Price:             FOB Ives Formulation Co.'s facility in San Diego, CA

Delivery  Dates:

Terms of Sale:     50%  with  submission  of  purchase  order;  50%  due upc'n completion  of  manufacturing

Purchase Order No.:

Date of Purchase Order:

Ives Formulation Co. approval:
Customer approval:

                                    EXHIBIT B

                          DISPUTE RESOLUTION AGREEMENT

THIS  DISPUTE  RESOLUTION  AGREEMENT ("Dispute Resolution Agreement") is entered
into  and effective as of    June 21, 2000     by and between  Ives  Formulation
                           ------------------
Co.,  an  Oklahoma  corporation,  and  Vitamineralherb.com.  Inc.,  a  Nevada
Corporation.

1. INTENT OF PARTIES. The parties desire to establish a quick, final and binding out-of-court dispute resolution procedure to be followed in the unlikely event any dispute arising out of or related to thc Manufacturing Agreement dated June 21, 2000 between the parties ("Agreement"). As used in
                    --------------
     this Dispute Resolution Agreement, the term "dispute" is used in its broadest and most inclusive sense and shall include, without limitation, any disagreement, controversy, claim, or cause of action between the parties arising out of related to, or involving the Agreement or the transactions evidenced by the Agreement (collectively "Dispute").

2. NEGOTIATION. It is the intent of the parties that any Dispuie be resolved informally and promptly through good faith negotiation between the parties. Therefore, in the event of a Dispute between the parties, the following will apply;

     A.  Correspondence.  Either party may initiate  negotiation  proceedings by
     ------------------
     writing a certified or registered letter return receipt requested to the other party referencing this Dispute Resolution Agreement, setting forth the particulars of the Dispute, the term(s) of the Agreement involved and a suggested resolution of the problem. The recipient of the letter must respond within ten (10) days after its receipt of the letter with an explanation and response to the proposed solution.

     B.  Meeting.  If  correspondence  does not  resolve the  Dispute,  then the
     -----------
     authors of the letters or thcir representatives shall meet on at least one occasion and attempt to resolve the matter. Such meeting shall occur not later than thirty (30) days from the parties' last correspondence. If the parties are unable to agree on the location of such a meeting, the meeting shall be held at Ives Formulation Co.'s corporate offices. Should this meeting not produce a resolution of the matter, then either party may request mandatory mediation (as provided below) by written notice to the other party.

3. MEDIATION. Subject to the availability of the mediator, the mediation shall occur not more than thirty (30) days after the request for mediation. If the parties cannot agree upon acceptable mediator within ten (10) days of the request for mediation, each party shall select one mediator from a list of not less than three (3) mediators provided by the other party. These two mediators shall select a third mediator who shall serve as the sole mediator. The mediation shall be held in San Diego, California. The cost of mediation shall be borne equally by the parties. The mediation process shall continue until the Dispute (or any part thereof) is resolved or until such time as the mediator makes a finding that there is no possibility of resolution short of referring the parties to final and binding arbitration.

4. FINAL AND BINDING ARBITRATION. Should any Dispute (or part thereof) remain between the parties after completion of the negotiation and mediation process set forth above, such Dispute shall be submitted to final and binding arbitration in San Diego, California. The arbitration shall be governed by the provisions of the California Code of Civil Procedure ("CCP"), and the following provisions, which shall supersede the CCP in the event of any inconsistency.

     A. Selection of Arbitrator(s).  There shall be a single arbitrator,  except
     -----------------------------
     in the case where the amount in dispute exceeds $100,000, in which case there shall be three arbitrators. If the parties cannot agree upon acceptable arbitrators(s) within ten (10) days of the termina tion of the mediation, each party shall select one arbitrator from a list of not less than five (5) arbitrators provided by the other party. These two arbitrators shall select a third arbitrator who shall serve as the sole arbitrator or the third arbitrator, as the case may be. The determination of a majority of the arbitrators or the sole arbitrator, as the case may be, shall be conclusive upon thc parties and shall be non-appealable.

     B.  Discovery.  No discovery  shall be permitted,  absent a showing of good
     -------------
     cause. Any discovery request should be reviewed with the knowledge that this dispute resolution process was mutually agreed upon and bargained for by the parties with the intent to provide a cost-effective and timely method of resolving disputes. Any discovery granted by the arbitrator should be limited to that necessary to protect the minimum due process rights of the parties.

     C. Equitable  Remedies.  Any party shall have the right to seek a temporary
     ----------------------
     restraining  order,   preliminary  or  permanent   injunction  or  writ  of
     attachment, without waiving the negotiation, mediation and arbitraton provision hereof. In so doing, such party shall not be required to meet the requirement of California Civil Code Section 1281.8. Any other form of equitable or provisional relief and all substantive matters relating to the Dispute shall be determined solely by the arbitrator(s).

     D. Attorney's Fees; Arbitration Costs. An attorney may represent each party
     -------------------------------------
     or other representative selected by the party. The costs of the arbitration shall be borne equally by the parties. Each party shall bear its own attorneys'/representatives' fees and costs; provided that if the arbitrator(s) find either party has acted in bad faith the arbitrator(s) shall have discretion to award attorneys' fees to the other party.

     E. Scope of Arbitration; Limitation on Powers of Arbitrator(s);  Applicable
     ---------------------------------------------------------------------------
     Law.  No  party  may  raise  new  claims  against  the  other  party in the
     ---
     arbitration not raised in the mediation. The arbitrator shall have the power to resolve all Disputes between the parties The arbitrator(s) shall not have the power ro award treble, punitive or exemplary damages and the parties hereby waive their right to receive treble, punitive or exemplary damages, to the extent permitted by law. The arbitrator(s) shall only interpret and apply the terms and provisions of the Agreement and shall not change any such terms or provisions or deprive either party of any right or remedy expressly or impliedly provided for in the Agreement. The arbitrator(s) shall apply the law of the State of California (excluding California's conflict of law rules), or Federal law, in those instances in which federal law applies.

     F.  Designation of  Witnesses/Exhibits;  Duration of  Arbitration  Process;
     ---------------------------------------------------------------------------
     Written  Decision.  At least  thirty  (30) days before the  arbitration  is
     -----------------
     scheduled to commence, the parties shall exchange lists of witnesses and copies of all exhibits intended to be used in arbitration. The arbitration shall be completed within 90 days of the selection of the first arbitrator. The arbitrator(s) shall render a written decision, which contains findings of fact and conclusions of law, within 30 days of the conclusion of the arbitration and shall specify a time within which the award shall be performed. Judgment upon the award may be entered in any court of competent jurisdiction.

5.   MISCELLANEOUS

     A. Enforcement of  Negotiation/Mediation  Provisions.  If a party demanding
     ----------------------------------------------------
     such compliance with this Agreement obtains a court order directing the other party to comply with this Dispute Resolution Agreement, the party demanding compliance shall be entitled to all of its reasonable attorneys' fees and costs in obtaining such order, regardless of which party ultimately prevails in thc matter.

     B. Severability. Should any portion of this Dispute Resolution Agreement be
     ---------------
     found to be invalid or unenforceable such portion will be severed from this Dispute Resolution Agreement, and the remaining portions shall continue to be enforceable unless to do so would materially alter the effectivencss of this Dispute Resolution Agreement in achieving the stated intent of the parties.

     C.  Confidentiality.  The parties  agree that thcy will not disclose to any
     -------------------
     third party that (1) they are engaged in the dispute resolurion process described herein, (2) the fact of, nature or amount of any compromise resulting herefrom, or (3) the fact or; nature or amount of any arbitration award. This confidentiality obligation shall not extend to the party's employees, spouses, accountant, bankers, attorneys or insurers or in the event that disclosure is otherwise required by law.

     D. Time to  Initiate  Claims.  An  aggrieved  party must mail and the other
     ----------------------------
     party must receive the correspondence which initiates negotiation proceedings in connection with a Dispute as specified in Paragraph 2(A) (1) within one (1) year of the date the aggrieved party first has, or with the exercise of reasonable diligence should have had, knowledge of the event(s) giving rise to the Dispute (the "One Year Statute of Limitations"). No Dispute may be raised under this Dispute Resolution Agreement after the expiration of the One Year Statute of Limitations.

     E. Entire Agreement. These dispute resolution provisions express the entire
     -------------------
     agreement of the parties and there are no other agreements, oral or written, concerning dispute resolution, except as provided herein. Any ambiguity in the provisions hereof shall not be construed against the drafter. This Dispute Resolution Agreement may only be modifled in a writing signed by both parties.

     F.  Successors.  This  Dispute  Resolution  Agreenient  is binding upon and
     --------------
     inures to the benefit of the parties, their agents, heirs, assigns successors-in-interest, and any person, firm or organization acting for or through them.

     G. Venue and Jurisdiction. Venue and excitisive jurisdiction for any action
     -------------------------
     arising out of or related to this Dispute Resolution Agreement (including, but not limited to, equitable actions contemplated by Section 4 (C) and actions brought to enforce or interpret this Dispute Resolution Agreement) shall be in the state courts for the County of San Diego, California or the federal court for the Sourhern District of California.

     H. Notice. Any notice or communication required to be given hereunder shall
     ---------
     be in writing and shall be mailed via the United States Postal Service by Certified Mail or Registered Mail, Return Receipt Requested, or by Federal Express or other overnight courier which can document delivery, to the address of the party to be served as shown below (or such other address as thc party shall from time to time notify). Such notice shall be deemed to have been served at the time the same is received by the party being served.

          Ives  Formulation  Co.:         5660  Eastgate  Drive
                                          San  Diego, CA 92121
                                          Attn:  Dennis Stulak, COO
                                          Fax:  (858) 554-1424


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          Customer:                       Vitamineral.hcrb.com.  Inc.
                                          P.O.  Box  5034
                                          Alvin,  TX  77512-5034
                                          Attn:  David  Mortenson,  CEO
                                          Fax:  (281)331-5580

     I. Acknowledgment of Legal Effect of this Dispute Resolution Agreement.  By
     ----------------------------------------------------------------------
     signing this Dispute Resolution Agreement. the parties acknowledge that they arc giving up any rights they may possess to have Disputes litigated in a court and arc hereby waiving the right to a trial by jury. The parties further acknowledge that they arc agreeing to a one year statute of limitations regarding all Disputes and thnt they are giving up their judicial rights to discovery and to appeal, unless such rights are specifically set forth above. The parties acknowledge that if they rcfuse to submit to the provisions of this Dispute Resolution Agreement, they may be compelled to do so under the authority of the California Code of Civil Procedure. The parties acknowledge that they have had the opportunity to consult counsel regarding the meaning and legal affect of this Dispute Resolution Agreement and enter into it knowingly and voluntarily.

IN WITNESS HEREOF, the parties have entered into this Dispute Resolution Agreement as of the date first above written.

Ives Formulation Co.                     Vitamineralherb.com, Inc.,
An Oklahoma corporation                  A  Nevada  corporation

By:  /s/  Dennis  Stulak                 By:  /s/  David  Mortenson
   ---------------------                    -----------------------
Name:   Dennis Stulak                    Name:   David  Mortenson
Title:  COO                              Title:  CEO



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